UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 31, 2021
EOS ENERGY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39291	84-4290188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3920 Park Avenue
Edison, New Jersey 08820
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 225-8400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EOSE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	EOSEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sagar Kurada Employment Agreement

On March 25, 2021, the Company entered into a new employment agreement (the “Kurada Agreement”) with Sagar Kurada, its Chief Financial Officer. This new agreement continues Mr. Kurada’s service to the Company as its Chief Financial Officer, and supersedes Mr. Kurada’s prior employment agreement with Eos Energy Storage, LLC, dated June 1, 2020. The Kurada Agreement has a three-year term with automatic 12 month extensions thereafter unless either party provides the other with 60 days’ prior written notice that any extension shall not take effect. The Kurada Agreement provides for the following material terms:

Mr. Kurada will receive an annual base salary, which may be increased but not decreased, equal to $400,000.

Mr. Kurada will be eligible to receive an annual performance bonus with a target annual bonus opportunity of 60% of his annual base salary, in accordance with a bonus plan established and approved by the Board.

Mr. Kurada will be eligible to receive an award of 200,000 restricted stock units (“RSUs”) under the Company’s 2020 Incentive Plan, as amended from time to time (the “Plan”) and the Company’s form Restricted Stock Unit Award Agreement for employees. Mr. Kurada’s RSUs will vest as follows: 25,000 RSUs will vest on January 3, 2022, an additional 75,000 RSUs will vest on January 2, 2023, and the remaining 100,000 RSUs will vest on January 1, 2024, subject to Mr. Kurada’s continued employment through each applicable vesting date. Mr. Kurada’s RSUs will fully vest upon a Change in Control (as defined in the Plan) or in the event that Mr. Kurada’s employment is terminated by the Company without Cause or he resigns for Good Reason (as each such term is defined in the Kurada Agreement).

Mr. Kurada will be eligible to participate in any defined contribution plan, any insurance program and any medical and other health benefit plan sponsored by the Company for its employees. Mr. Kurada is entitled to four weeks of paid personal time off per calendar year. The Company will also reimburse Mr. Kurada for his reasonable business, travel, lodging, meal and other business expenses pursuant to the Company’s expense policy applicable to its senior level executives.

In the event that Mr. Kurada’s employment is terminated by the Company without Cause or he resigns for Good Reason (as each such term is defined in the Kurada Agreement), he will be entitled to receive, in addition to his accrued rights and subject to an execution of a release of claims against the Company, (i) continued payment of his annual base salary for eighteen months, (ii) if the applicable performance targets have been achieved under the applicable bonus plan, a pro-rated annual bonus for the year of termination, based on the amount Mr. Kurada would have otherwise received through the termination date, and (iii) to the extent not yet vested, full vesting of his then-outstanding equity awards.

Mr. Kurada is subject to indefinite confidentiality and mutual non-disparagement covenants as well as non-competition and non-solicitation covenants during employment and for twelve months after any termination of employment.

The foregoing description of the Kurada Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Kurada Agreement. The Kurada Agreement is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit Number	Description of Document

10.1	Employment Agreement, dated March 25, 2021 by and between the Company and Sagar Kurada.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOS ENERGY ENTERPRISES, INC.

Dated: March 31, 2021	By:	/s/ Sagar Kurada
		Name:	Sagar Kurada
		Title:	Chief Financial Officer
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